UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 31, 2021

QUALTRICS INTERNATIONAL INC.
(Exact name of registrant as specified in charter)

Delaware	001-39952	47-1754215
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

333 West River Park Drive
Provo, Utah 84604
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (385) 203-4999

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001 per share	XM	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined by Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 31, 2021, Qualtrics, LLC (the “Company”), the principal operating subsidiary of Qualtrics International Inc. (the “Registrant”), entered into a Purchase and Sale Agreement (the “Purchase Agreement”) to acquire fee title to its corporate headquarters space (including approximately 17.13 acres of land, all buildings, structures, fixtures and other improvements thereon and related personal property) located at 333 West River Park Drive, Provo, Utah (collectively, the “Property”) from its current landlord, Timp Campus LLC (“Seller”).

The purchase price of the Property is $67.0 million in cash (“Purchase Price”). Under the terms of the Purchase Agreement, the Company has deposited $250,000 in escrow, with such amount to be applied at closing against the Purchase Price. The transaction is expected to close in the fourth quarter of 2021. Upon the closing, the existing lease agreement between the Company and Seller will terminate. The Purchase Agreement contains customary representations, warranties and covenants of the parties and closing conditions as well as other customary provisions. The Company expects to finance the purchase of the Property with cash-on-hand.

Other than with respect to the lease between the Company and the Seller, there is no material relationship between the Company and the Registrant or any of its affiliates and Seller.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which the Registrant intends to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ending September 30, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUALTRICS INTERNATIONAL INC.

Dated: September 2, 2021	By:	/s/ Blake Tierney
	Name:	Blake Tierney
	Title:	General Counsel